**FILE COPY**

# CERTIFICATE OF INCORPORATION
# OF A PRIVATE LIMITED COMPANY

Company No. 3229129

The Registrar of Companies for England and Wales hereby certifies that COX LEE & CO. LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 24th July 1996

*N03229129F*

E.P. Owen

MRS. E. P. OWEN

For the Registrar of Companies

COMPANIES HOUSE

HC007B